Exhibit 99.1

Sorrento Therapeutics Forms Subsidiary Ark Animal Therapeutics

to Develop Animal Health Applications

Resiniferatoxin for Treatment of Pain Associated with Osteosarcoma Veterinary Program Expected to File for MUMS designation in 2014

San Diego, CA – March 25, 2014 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a late-stage clinical oncology company developing new treatments for cancer and associated pain, today announced the formation of a wholly-owned subsidiary, Ark Animal Therapeutics, initially devoted to developing resiniferatoxin (RTX) for multiple veterinary health applications and vaccines against recurrent staphylococcal infections.

“Preclinical animal studies and early Phase 1 clinical studies of RTX in humans have shown tremendous promise for treating pain in both humans and companion dogs,” said Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento. “With this organizational structure, Ark Animal Therapeutics can secure the financial resources, through an initial public offering, private placement or strategic partnership, and assemble a seasoned leadership team with the expertise needed to maximize the significant opportunity in animal health. Sorrento will remain focused on developing its human therapeutic opportunities, namely CynviloqTM in late-stage clinical development, RTX into Phase 2 trials, and advancing the lead drug candidates from our proprietary antibody and Antibody Drug Conjugate, or ADC, platforms into clinical development.”

Ark’s initial development programs will focus on animal health applications for RTX. RTX targets TRPV-1, a receptor expressed on afferent nerves that has been shown to become hyper-activated in diseases associated with chronic inflammation and the resulting severe pain. RTX is highly specific for afferent nerves and does not bind to the myelinated nerves that are responsible for transmitting normal pain sensations, controlling muscle function, nor impacting cognition. In studies of dogs with advanced bone cancer, treatment with RTX led to sustained reduction in levels of pain throughout a 14-week observation period. Investigators noted that pain control remained evident throughout the dogs’ remaining life, which was up to nine months in one case. The data for RTX is summarized in a paper, entitled “Resiniferatoxin for Pain Treatment: An Interventional Approach to Personalized Pain Medicine”, The Open Pain Journal, 6:95-107, 2013.

The lead application for RTX will be the treatment of pain associated with osteosarcoma in companion dogs. The company anticipates filing for Minor Use/Minor Species (MUMS) designation this year. Additional development programs will be focused on the treatment of osteoarthritis in dogs, idiopathic cystitis in cats, as well as ocular pain and caudal heel pain in horses.

Ark Animal Therapeutics will also evaluate potential opportunities to develop active vaccines against acute and recurring staphylococcal infections in dogs with chronic atopic dermatitis and dairy cows with mastitis.

Sorrento obtained intellectual property rights to RTX in the acquisition of Sherrington Pharmaceuticals, Inc., in October 2013, and the rights to the staphylococcal vaccine technology though its antibody platform collaboration with The Scripps Research Institute.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Cynviloq, the next-generation paclitaxel, will commence its registrational trial and be developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the National Institutes of Health to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated ADC platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about commencing its Cynviloq registrational trial; and the advances made in developing human monoclonal antibodies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Contact(s):

Mr. Amar Singh

EVP and Chief Business Officer

Sorrento Therapeutics

asingh@sorrentotherapeutics.com

T: + 1 (858) 210-3719

Mr. Ian Stone

Account Director

Canale Communications

ian@canalecomm.com

T: + 1 (619) 849-5388